Exhibit 99.1

COMPANY CONTACT:	FOR IMMEDIATE RELEASE
Jeff Magids Vice President of Finance & Investor Relations (281) 874-2700, (888) 991-SBOW

SilverBow Resources Announces Closing of Chesapeake Acquisition and

Provides Updated 2023 Guidance & Preliminary 2024 Outlook

Completed transformational acquisition of Chesapeake’s remaining South Texas assets

Preliminary 2024 outlook of 551-611 MMcfe/d; liquids to comprise ~40% of production mix

Anticipated 2024 capex of $550-$580 million supports 3-rig drilling program

The Company now holds over 220,000 net acres with 1,000 drilling locations identified

Capital structure provides for ~$500 million of liquidity by year-end 2023 and extended maturity

Houston, TX – November 30, 2023 – SilverBow Resources, Inc. (NYSE: SBOW) (“SilverBow” or “the Company”) announced today the closing of its acquisition of Chesapeake Energy Corporation’s (“Chesapeake”) oil and gas assets in South Texas for a purchase price of $700 million, comprised of a $650 million upfront cash payment paid at closing and an additional $50 million deferred cash payment due 12 months post close, subject to customary adjustments (the “Chesapeake Transaction”). Consideration for the purchase was funded with cash on hand, borrowings under the Credit Facility (as defined below) and proceeds from the sale of additional second lien notes. Chesapeake may also receive up to $50 million in additional contingent cash consideration based on future commodity prices. In addition, the Company provided updated 2023 guidance and a preliminary 2024 outlook.

MANAGEMENT COMMENTS

Sean Woolverton, SilverBow’s Chief Executive Officer, commented, “We are excited to close the Chesapeake Transaction, which materially increases our scale in South Texas and transforms SilverBow into the largest public pure-play Eagle Ford operator. Our differentiated growth and acquisition strategy has positioned us with a stronger balance sheet, a broader commodity mix and a portfolio of locations across a single, geographically advantaged basin. The acquired Chesapeake assets further enhance our optionality to continue allocating capital to our highest return projects and will immediately compete for capital.”

Mr. Woolverton commented further, “The SilverBow team looks forward to extending its proven track record of integrating and growing assets in South Texas through a combination of its existing team and the new employees recently hired from Chesapeake. We plan to expand our capital program to develop the high return inventory acquired, with three rigs running across our portfolio in 2024. Our current expectation is to run two rigs on our liquids properties and one rig on our dry gas properties. As always, our development plan and capital allocation remain flexible based on prevailing commodity prices. Strong production growth is expected to generate significant free cash flow which will allow us to pay down debt, reduce leverage to 1.0x and below and stay opportunistic towards our strategic objectives.”

2023 GUIDANCE & PRELIMINARY 2024 OUTLOOK

SilverBow’s updated 2023 guidance and preliminary 2024 outlook are provided in the table below, inclusive of the acquired Chesapeake assets.

Updated 2023 Guidance & Preliminary 2024 Outlook

	4Q23	FY23	FY24
Production Volumes:
Oil (BBLS/D)	18,000 - 20,000	14,300 - 14,900	23,500 - 26,500
Gas (MMCF/D)	230 - 255	214 - 221	320 - 350
NGL (BBLS/D)	10,000 - 12,000	7,850 - 8,350	15,000 - 17,000

Total Reported Production (MMCFE/D)	398 - 447	347 - 361	551 - 611
% Gas	57%	61%	58%
Costs & Expenses:
Lease Operating Expenses ($/MCFE)	$0.63 - $0.67	$0.68 - $0.72	$0.57 - $0.63
Transportation and Processing ($/MCFE)	$0.53 - $0.57	$0.44 - $0.48	$0.76 - $0.84
Production Taxes (% of Sales)	6.0% - 7.0%	6.0% - 7.0%	6.0% - 7.0%
Cash G&A ($MM)	$3.7 - $4.2	$17.1 - $17.6	$22.0 - $23.0
Capital Expenditures ($MM)	$75 - $95	$400 - $425	$550 - $580

For the remainder of 2023, there is no material change to SilverBow’s development plans as previously provided in early November. SilverBow expects to continue operating two drilling rigs across its acreage and does not anticipate any incremental capex on the acquired assets. The Company’s full year 2023 free cash flow range of $40-$60 million represents a 67% increase at the midpoint from SilverBow’s prior range and includes one month of contribution from the acquired assets. For 2024, SilverBow plans to operate three drilling rigs with one rig dedicated to the recently acquired assets. Oil production is expected to increase ~70% year-over-year and average 25,000 barrels per day (“Bbls/d”). The Company’s full year production mix is expected to be more than 40% oil/NGLs.

RISK MANAGEMEMENT

To help manage the impacts of commodity price movements, SilverBow utilizes various financial derivative contracts to reduce the volatility of its revenues. For 2024, the Company has entered into hedges on approximately 55% of its estimated total production. SilverBow has 217 million cubic feet per day (“MMcf/d”) (65% of guidance) of natural gas production hedged at an average floor price of $3.83 per million British thermal units (“MMBtu”) and at an average ceiling price of $4.21 per MMBtu. The Company has 12,775 Bbls/d (51% of guidance) of oil production hedged at an average floor price of $74.02 per barrel and at an average ceiling price of $76.46 per barrel. SilverBow has 4,400 Bbls/d (34% of guidance) of NGLs hedged at an average price of $25.92 per barrel. The hedged amounts are as of November 30, 2023 and are inclusive of swaps and collars.

CAPITAL STRUCTURE & LIQUIDITY

In connection with the closing the Chesapeake Transaction, SilverBow increased the borrowing base and aggregate elected commitment amount under the Company’s First Amended and Restated Senior Secured Revolving Credit Agreement, dated as of April 19, 2017, and amended by the Eleventh Amendment as of November 30, 2023 (the “Credit Facility”), among the Company, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent for the lenders from $775 million to $1.2 billion. Further, SilverBow issued and sold under the Company’s Note Purchase Agreement, dated as of December 15, 2017, and amended by the Fourth Amendment as of November 30, 2023 (the “Note Purchase Agreement”) an additional $350 million principal amount of second lien notes, resulting in $500 million aggregate principal amount of second lien notes outstanding. Additionally, the Company extended the maturity date of its second lien notes from December 15, 2026 to December 15, 2028 and modified certain other terms of the Note Purchase Agreement.

As of November 30, 2023, the Company had $449 million of undrawn capacity and approximately $15 million of cash resulting in approximately $464 million of liquidity.

INVESTOR PRESENTATION AND OTHER DETAILS

SilverBow has posted a presentation under the “Investor Relations” section of the Company’s website, www.sbow.com. Investors are encouraged to access for additional details and information.

ABOUT SILVERBOW RESOURCES, INC.

SilverBow Resources, Inc. (NYSE: SBOW) is a Houston-based energy company actively engaged in the exploration, development and production of oil and gas in the Eagle Ford Shale and Austin Chalk in South Texas. With over 30 years of history operating in South Texas, the Company possesses a significant understanding of regional reservoirs that it leverages to assemble high quality drilling inventory while continuously enhancing its operations to maximize returns on capital invested.

FORWARD-LOOKING STATEMENTS

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements represent management’s expectations or beliefs concerning future events, and it is possible that the results described in this release will not be achieved. These forward-looking statements are based on current expectations and assumptions and are subject to a number of risks and uncertainties, many of which are beyond our control. All statements, other than statements of historical fact included in this press release, including those regarding our strategy, the benefits of the Chesapeake Transaction, future operations, guidance and outlook, financial position, well expectations and drilling plans, estimated production levels, expected oil and natural gas pricing, future free cash flow, capital expenditures, budget, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this report, the words “will,” “could,” “believe,” “anticipate,” “intend,” “estimate,” “budgeted,” ”guidance,” “outlook,” “expect,” “may,” “continue,” “predict,” “potential,” “plan,” “project” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. Important factors that could cause actual results to differ materially from our expectations include, but are not limited to, risks and uncertainties discussed in the Company’s reports filed with the Securities and Exchange Commission. All forward-looking statements speak only as of the date of this news release. You should not place undue reliance on these forward-looking statements.

All subsequent written and oral forward-looking statements attributable to us or to persons acting on our behalf are expressly qualified in their entirety by the foregoing. We undertake no obligation to publicly release the results of any revisions to any such forward-looking statements that may be made to reflect events or circumstances after the date of this release or to reflect the occurrence of unanticipated events, except as required by law.

NON-GAAP MEASURES

This release contains forward-looking free cash flow, a non-GAAP measure. Free cash flow is calculated as EBITDA plus (less) monetized derivative contracts, cash interest expense, capital expenditures and current income tax (expense) benefit. EBITDA is defined as net income (loss) plus (less) depreciation, depletion and amortization, accretion of asset retirement obligations, interest expense, impairment of oil and natural gas properties, net losses (gains) on commodity derivative contracts, amounts collected (paid) for commodity derivative contracts held to settlement, income tax expense (benefit); and share-based compensation expense. The Company believes that free cash flow is useful to investors and analysts because it assists in evaluating SilverBow’s operating performance, and the valuation, comparison, rating and investment recommendations of companies within the oil and gas industry. SilverBow uses this information as one of the bases for comparing its operating performance with other companies within the oil and gas industry. The Company has provided forward-looking free cash flow in this release; however, SilverBow is unable to provide a quantitative reconciliation of these forward-looking non-GAAP measures to the most directly comparable forward-looking GAAP measure because the items necessary to estimate such forward-looking GAAP measure are not accessible or estimable at this time without unreasonable efforts. The reconciling items in future periods could be significant.

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